Exhibit 99.1

SANUWAVE Health Announces Preliminary Revenue Results for the Second Quarter 2024 (Ended June 30, 2024)

SANUWAVE is pleased to announce preliminary revenues of $7.0 million to $7.2 million for the second quarter ended June 30, 2024.  This represents the highest quarterly revenues in company history.

Q1 2024 revenue increased between 50% and 54% compared to Q2 2023.

UltraMist revenues for Q2 2024 increased by more than 60% versus Q2 2023 and accounted for approximately 97% of the Company’s total revenues.

UltraMist applicator sales were an all time quarterly record and were approximately 65% of total revenues.

EDEN PRAIRIE, MN, July 10, 2024 (GLOBE NEWSWIRE) -- via NewMediaWire -- SANUWAVE Health, Inc. (the "Company" or "SANUWAVE”) (OTCQB: SNWV), a leading provider of next-generation FDA-approved wound care products, today announced that revenues for the second quarter of 2024 are expected to be in the range of $7.0 to $7.2 million, an increase of 50% to 54% over Q2 2023 and consistent with the upper end of the range of guidance given in the Company’s Q1 2024 earnings release from May 10, 2024.

“Sanuwave is pleased to announce an all time record revenue quarter and our second consecutive quarter of greater than 50% year on year revenue growth,” said CEO Morgan Frank.  “We’re particularly excited to report over 60% growth in our core UltraMIST business and that our consumable business remains so strong.  We remain committed to our plan of rapid growth, operating profitability, and to become a premier franchise in the wound care space.  The Company plans to release its full Q2 results in mid-August, and we look forward to speaking with you then to give you a more complete update on our quarterly performance and our future plans and guidance.”

The preliminary revenue results described herein are based on management’s initial analysis of the second quarter ended June 30, 2024, and may be subject to adjustments based on the Company’s completion of its quarter-end financial close process.

About SANUWAVE

SANUWAVE Health is focused on the research, development, and commercialization of its patented, non-invasive and biological response-activating medical systems for the repair and regeneration of skin, musculoskeletal tissue, and vascular structures.

SANUWAVE’s end-to-end wound care portfolio of regenerative medicine products and product candidates help restore the body’s normal healing processes. SANUWAVE applies and researches its patented energy transfer technologies in wound healing, orthopedic/spine, aesthetic/cosmetic, and cardiac/endovascular conditions.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future financial results, production expectations and constraints, and plans for future business development activities. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with supply chain and production constraints, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, the Company’s ability to consummate the proposed business combination with SEP Acquisition Corp. and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Contact: investors@sanuwave.com